Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 23, 2006	617-292-9750
mark.zelermyer@fhlbboston.com

MICHAEL EDWARDS TO JOIN
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) is pleased to announce the appointment of Michael Edwards, group executive vice president and treasurer of Citizens Bank of Rhode Island and Citizens Financial Group, Inc., to the Bank’s board of directors. Mr. Edwards’ term will commence on January 1, 2007, and expire on December 31, 2009. Mr. Edwards notified the Bank of his acceptance of the appointment on October 18, 2006.

The Bank’s regulator, the Federal Housing Finance Board (Finance Board), redesignated a Connecticut directorship to Rhode Island effective January 1, 2007.  Under section 951.7 of Finance Board regulations, the Finance Board may eliminate any stock directorship or redesignate it to represent members in another state. As part of its annual designation, the Finance Board redesignated one of the two existing Connecticut seats, creating a second Rhode Island seat in response to an increase in proportionate shareholdings of the Bank’s Rhode Island members. A redesignated directorship must be filled through an appointment by the Bank’s board of directors. The appointment of Mr. Edwards fills the second Rhode Island directorship.

Mr. Edwards is a member of Providence Public Library’s investment committee and corporation; Brown Sports Foundation; Brown Hockey Association; the Kennebunkport Conservation Trust; and the Board of Trustees of Northwood School, Lake Placid, New York.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com